Issuer Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Statement Nos. 333-157386 and 333-157386-01

NOTES | DEPOSITS | CERTIFICATES

4,016 Notes Based Upon a Basket of Currencies Due December 5, 2011
Citigroup Funding Inc. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D

OFFERING SUMMARY

(Related to the Pricing Supplement No. 2009 – MTNDD445 Dated November 23, 2009, Prospectus Supplement, Dated February 18, 2009 and Prospectus, Dated February 18, 2009)

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

November 23, 2009

2 |	Notes

Notes Based Upon a Basket of Currencies Due December 5, 2011

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering.

You may access the pricing supplement relating to this offering by reviewing our filings for November 23, 2009 on the SEC Web site at www.sec.gov and the prospectus supplement and prospectus on the SEC Web site as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

•	Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

•	Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

Capitalized terms used in this overview are defined in the “Final Terms” below.

Overview of the Notes

The Notes Based Upon a Basket of Currencies (the “Notes”) are offered by Citigroup Funding Inc. and have a maturity of approximately two years. The Notes are 95% partial principal protected if held to maturity, subject to the credit risk of Citigroup Inc. The Notes combine the investment characteristics of debt and currency investments and pay an amount at maturity that will depend on the percentage change in the value of each of the Brazilian real, Russian ruble, Indian rupee and South African rand (each a “Basket Currency”), each relative to the U.S. dollar, as measured by each relevant exchange rate (each a “Basket Currency Exchange Rate”), from the Pricing Date to the Valuation Date.

If the sum of the Weighted Percentage Change in the value of each of the Basket Currencies relative to the U.S. dollar, as expressed by the Basket Currency Exchange Rate, from the Pricing Date to the Valuation Date (the “Basket Return Percentage”) is less than or equal to –5%, the payment you receive at maturity will equal 95% of the principal amount of your initial investment in the Notes. If the Basket Return Percentage is both greater than –5% and less than or equal to zero, the payment you receive at maturity will equal the principal amount of your initial investment in the Notes plus a Basket Return Amount (which will be negative or zero), which will equal the product of (i) the principal amount of your initial investment in the Notes and (ii) the Basket Return Percentage. Thus, if the Basket Return Percentage is negative, the payment you receive at maturity will be less than the principal amount of your initial investment in the Notes (but will be at least 95% of the principal amount of your initial investment in the Notes) and your investment in the Notes will result in a loss. If the Basket Return Percentage is greater than zero, the payment you receive at maturity will equal the principal amount of your initial investment in the Notes plus a Basket Return Amount, which will equal the product of (i) the principal amount of your initial investment in the Notes, (ii) the Basket Return Percentage and (iii) 120%.

Each Basket Currency Exchange Rate used to measure the performance of the Basket Currencies is expressed as an amount of the relevant Basket Currency that can be exchanged for one U.S. dollar. Thus, a decrease in a Basket Currency Exchange Rate means that the value of that Basket Currency has increased as measured against the U.S. dollar. For example, if the U.S. dollar/Brazilian real exchange rate has decreased from 1.00 to 0.50, it means the value of one Brazilian real (as measured against the U.S. dollar) has increased from $1.00 to $2.00. Conversely, an increase in a Basket Currency Exchange Rate means that the value of that Basket Currency has decreased as measured against the U.S. dollar.

Some key characteristics of the Notes include:

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Partial Principal Protection. Your initial investment is 95% partial principal protected, subject to the credit risk of Citigroup Inc., if you hold your Notes to maturity. If you choose to sell your Notes before maturity, you are not guaranteed to receive 95% of the principal amount of the Notes you sell. If you hold your Notes to maturity, you will receive at maturity an amount in cash equal to the principal amount of your initial investment in the Notes plus the Basket Return Amount, which may be positive, zero or negative. If the Basket Return Percentage is less than or equal to –5%, the Basket Return Amount per Note will be negative and will equal -$50. If the Basket Return

Notes	| 3

Percentage is both greater than –5% and less than or equal to zero, the Basket Return Amount per Note will be negative or zero and will equal the product of (i) $1,000 and (ii) the Basket Return Percentage. If the Basket Return Percentage is greater than zero, the Basket Return Amount per Note will equal the product of (i) $1,000, (ii) the Basket Return Percentage and (iii) 120%.

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No Periodic Payments. The Notes will not pay any periodic interest or other periodic payments. Instead, the return on the Notes, if any, will be paid at maturity based upon Basket Return Percentage during the term of the Notes. The return on the Notes will vary depending on the Basket Return Percentage and may be lower than that of a conventional fixed-rate debt security. The return on the Notes may be negative or zero.

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Tax Treatment. The federal income tax treatment of the Notes differs from the tax treatment of traditional fixed-rate notes. The federal income tax treatment of the Notes will require U.S. investors to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis annually over the term of the Notes, although U.S. investors will receive no payments with respect to the Notes before maturity. Non-U.S. investors will generally not be subject to U.S. income or withholding tax, provided that certain certification requirements are met. See “Certain U.S. Federal Income Tax Considerations – United States Investors” in the pricing supplement related to this offering for further information.

The Notes are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the full principal amount of your investment in the Notes at maturity is not guaranteed.

The Notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or by any other governmental agency or instrumentality. All payments on the Notes are subject to the credit risk of Citigroup Inc.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a description of the risks.

Types of Investors

The Notes are not a suitable investment for investors who require regular fixed-income payments since no interest payments or investment returns, if any, will be paid prior to the maturity of the Notes. These Notes may be an appropriate investment for the following types of investors:

■	Investors looking for exposure to currency basket-linked investments on a partially principal protected basis.

■	Investors who expect appreciation of the Basket Currencies relative to the U.S. dollar over the term of the Notes.

■	Investors who seek to add a currency basket-linked investment to diversify their underlying asset class exposure.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $17.50 (which may be reduced for volume purchase discounts according to the chart below) for each Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd., and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets $17.50 (which may be reduced for volume purchase discounts according to the chart below) from this underwriting fee for each Note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets and Morgan Stanley Smith Barney LLC, an affiliate of Citigroup Global Markets, a sales commission of $17.50 (which may be reduced for volume purchase discounts according to the chart below) for each Note they sell.

4 |	Notes

The actual public offering price, the underwriting fee received by Citigroup Global Markets, the concession granted to certain dealers and the sales commission paid to the Financial Advisors per Note may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by a particular investor according to the following chart.

Aggregate Principal Amount of Notes for Any Single Investor	Public Offering Price per Note	Underwriting Fee Received by Citigroup Global Markets Per Note	Maximum Concession to Dealers/Sales Commission to Financial Advisors per Note
< $1,000,000	$1,000.00	$17.50	$17.50
$1,000,000 - $2,999,999	$996.25	$13.75	$13.75
$3,000,000 - $4,999,999	$994.38	$11.88	$11.88
>= $5,000,000	$992.50	$10.00	$10.00

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in the pricing supplement related to this offering for more information.

The offering will conform with the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority (“FINRA”). You should refer to “Additional Considerations” in this Offering Summary.

Notes	| 5

Final Terms

Issuer:	Citigroup Funding Inc.
Security:	Notes Based Upon a Basket of Currencies Due December 5, 2011.
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because only 95% of the principal amount of the Notes is protected, you may receive a payment at maturity that is less than the amount you initially invest.
Rating of the Issuer’s Obligations:	As of November 23, 2009, A3/A (Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change. Current ratings of the Issuer’s senior debt obligations can be found on the website of Citigroup Inc. under “Citi Credit Ratings” on the Investor page. The ratings reflect each rating agency’s view of the likelihood that Citigroup Funding Inc. and Citigroup Inc. will honor their obligations to pay the amount due on the Notes at maturity and do not address whether you will gain or lose money on your investment. The Notes are 95% partial principal protected and you may receive at maturity an amount that is less than the principal amount of your initial investment in the Notes.
Partial Principal Protection:	95% if held on the Maturity Date, subject to the credit risk of Citigroup Inc. At maturity you may receive an amount that is less than the principal amount of your initial investment in the Notes, but no less than $950 per Note.
Pricing Date:	November 23, 2009.
Issue Date:	November 27, 2009.
Valuation Date:	November 28, 2011.
Business Day:	“Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in New York City are authorized or obligated by law or executive order to close.
Maturity Date:	December 5, 2011.
Issue Price(1):	$1,000 per Note.
Principal Amount:	$1,000 per Note.
Basket Currencies:	Brazilian real, Russian ruble, Indian rupee and South African rand.
USDBRL Exchange Rate:	The USDBRL Exchange Rate will equal the U.S. dollar/Brazilian real exchange rate in the global spot foreign exchange market, expressed as the amount of Brazilian reals per one U.S. dollar, as reported by Reuters on Page “BRFR” (offer side, PTAX column), or any substitute page, on any relevant date. Four decimal figures shall be used for the determination of such USDBRL Exchange Rate.
USDRUB Exchange Rate:	The USDRUB Exchange Rate will equal the U.S. dollar/Russian ruble exchange rate in the global spot foreign exchange market, expressed as the amount of Russian rubles per one U.S. dollar, as reported by Reuters on Page “EMTA”, or any substitute page, on any relevant date. Four decimal figures shall be used for the determination of such USDRUB Exchange Rate.
USDINR Exchange Rate:	The USDINR Exchange Rate will equal the U.S. dollar/Indian rupee exchange rate in the global spot foreign exchange market, expressed as the amount of Indian rupees per one U.S. dollar, as reported by Reuters on Page “RBIB”, or any substitute page, on any relevant date. Three decimal figures shall be used for the determination of such USDINR Exchange Rate.
USDZAR Exchange Rate:	The USDZAR Exchange Rate will equal the U.S. dollar/South African rand exchange rate in the global spot foreign exchange market, expressed as the amount of South African rand per one U.S. dollar, as calculated by dividing the euro/South African rand exchange rate (the “EURZAR Exchange Rate”) by the euro/U.S. dollar exchange rate (the “EURUSD Exchange Rate”), each as reported by Reuters on Page “ECB37”, or any substitute page, on any relevant date. Four decimal figures shall be used for the determination of such EURZAR Exchange Rate, four decimal figures shall be used for the determination of such EURUSD Exchange Rate and six decimal figures shall be used for the determination of such USDZAR Exchange Rate.
Periodic Interest:	None.
Maturity Payment:	Principal amount of your initial investment plus a Basket Return Amount, which may be positive, zero or negative.
Basket Return Amount:

For each $1,000 Note:

•    If the Basket Return Percentage is less than or equal to –5%, the Basket Return Amount per Note will be negative and will equal -$50.

•    If the Basket Return Percentage is both greater than –5% and less than or equal to zero, the Basket Return Amount per Note will be negative or zero and will equal the product of (i) $1,000 and (ii) the Basket Return Percentage.

•    If the Basket Return Percentage is greater than zero, the Basket Return Amount per Note will equal the product of (i) $1,000, (ii) the Basket Return Percentage and (iii) the Participation Rate.

Participation Rate:	120%.

6 |	Notes

Basket Return Percentage:	The Basket Return Percentage will equal the sum of the Weighted Percentage Change for each of the Basket Currencies, expressed as a percentage. The Weighted Percentage Change for each Basket Currency will equal the following fraction:

Starting Exchange Rate — Ending Exchange Rate Ending Exchange Rate	x	Weight Percentage

The Weight Percentage for each of the Brazilian real, Russian ruble, Indian rupee and South African rand will equal 25%.

Starting Exchange Rate:

The Starting Exchange Rate for the Brazilian real equals the USDBRL Exchange Rate on the Pricing Date, which was 1.7245.

The Starting Exchange Rate for the Russian ruble equals the USDRUB Exchange Rate on the Pricing Date, which was 28.7956.

The Starting Exchange Rate for the Indian rupee equals the USDINR Exchange Rate on the Pricing Date, which was 46.490.

The Starting Exchange Rate for the South African rand equals the USDZAR Exchange Rate on the Pricing Date, which was 7.493987.

Ending Exchange Rate:	The Ending Exchange Rate for the Brazilian real, Russian ruble, Indian rupee and South African rand will equal the USDBRL, USDRUB, USDINR and USDZAR Exchange Rate, respectively, on the Valuation Date.
Listing:	The Notes will not be listed on any exchange.
Underwriting Discount(1):	1.75% (including the 1.75% Sales Commission defined below)
Sales Commission Earned(1):	$17.50 per Note for each Note sold by a Citigroup Global Markets or Morgan Stanley Smith Barney LLC Financial Advisor.
Sales Concession Granted(1):	$17.50 per Note for each Note sold by a dealer, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets.
Calculation Agent:	Citigroup Financial Products, Inc.
CUSIP:	17311GBW1.

(1)	The actual Issue Price, Underwriting Discount, Sales Commission and Sales Concession per Note for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by that investor. You should refer to “Commissions and Fees” in this Offering Summary and “Plan of Distribution; Conflicts of Interest” in the related pricing supplement for more information.

Benefits of the Notes

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Growth Potential. The Basket Return Amount, if any, payable at maturity is based on the Basket Return Percentage and enables you to participate in the potential increase in the value of the Basket Currencies relative to the U.S. dollar, during the term of the Notes without directly investing in the Basket Currencies.

■	Partial Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least 95%
of the principal amount of your initial investment in the Notes, subject to the credit risk of Citigroup Inc., regardless of the Basket Return Percentage.

■	Diversification Potential. The Notes are linked to the Basket Currency Exchange Rates and may allow you to diversify an existing portfolio mix of notes, stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of the risk considerations are summarized below, please review the “Risk Factors Relating to the Notes” section of the pricing supplement and “Risk Factors” in the prospectus supplement related to this offering for a full description of risks.

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The Return on Your Investment May Be Negative or Zero. The amount of your return at maturity will depend on the Basket Return Percentage. If the Basket Return Percentage is negative, the payment you receive at maturity will be less than the principal amount of your initial investment in the Notes and could be as low as 95% of the principal amount of your initial investment in the Notes, or $950 per Note. This will be true even if the value of one or more of the Basket Currencies relative to the U.S. dollar has increased at one or more times during the term of the Notes, but the values of the other Basket Currencies relative to the U.S. dollar have decreased or have not increased sufficiently.

Notes	| 7

■	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes.

■

Potential for a Lower Comparable Yield. The amount payable upon maturity of the Notes is linked to the Basket Return Percentage. As a result, the effective yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and the return on the Notes may be negative or zero.

■	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

■

Reference to a Basket May Lower Your Return. Because the Basket Return Percentage will be based on the sum of the weighted percentage change for each Basket Currency, a significant increase in the value of one or more of the Basket Currencies relative to the U.S. dollar may be substantially or entirely offset by a decrease in the value of one or more of the other Basket Currencies relative to the U.S. dollar during the term of the Notes. This may cause your return on the Notes to be less than the return on a similar instrument linked to just one or certain Basket Currencies.

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Foreign Currency Risk. Governments, including those the Brazil, Russia, India, South Africa and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the Basket Currencies or the U.S. dollar specifically, or any other currency.

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Secondary Market May Not Be Liquid. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes.

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No Partial Principal Protection Unless You Hold the Notes to Maturity. The market value of Notes in any secondary market may be below the principal amount of your initial investment due to, among other things, limited secondary market trading, changes in interest rates, the value of the Basket Currencies, other economic conditions, the inclusion of commissions and projected profit from hedging in the public offering price of the Notes and Citigroup and Citigroup Inc.’s perceived creditworthiness. Thus you could receive substantially less than 95% of the principal amount of your initial investment if you sell your Notes prior to maturity.

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Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in one or more of the Basket Currencies or in other instruments, such as options, swaps or futures, based upon one or more of the Basket Currency Exchange Rates or the Basket Currencies, by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Financial Products’ role as the Calculation Agent for the Notes may result in a conflict of interest.

The Basket Return Percentage and the Basket Currencies Exchange Rates

General. The Basket Return Amount, if any, payable at maturity is based on the Basket Return Percentage. The Basket Return Percentage will equal the sum of the Weighted Percentage Change for each of the Basket Currencies, expressed as a percentage.

The Weighted Percentage Change for each Basket Currency will equal the following fraction:

Starting Exchange Rate — Ending Exchange Rate	x	Weight Percentage
Ending Exchange Rate

The Weight Percentage for each of the Brazilian real, Russian ruble, Indian rupee and South African rand will equal 25%.

8 |	Notes

The Starting Exchange Rate for the Brazilian real equals the USDBRL Exchange Rate on the Pricing Date, which was 1.7245. The Starting Exchange Rate for the Russian ruble equals the USDRUB Exchange Rate on the Pricing Date, which was 28.7956. The Starting Exchange Rate for the Indian rupee equals the USDINR Exchange Rate on the Pricing Date, which was 46.490. The Starting Exchange Rate for the South African rand equals the USDZAR Exchange Rate on the Pricing Date, which was 7.493987.

The Ending Exchange Rate for the Brazilian real, Russian ruble, Indian rupee and South African rand will equal the USDBRL, USDRUB, USDINR and USDZAR Exchange Rate, respectively, on the Valuation Date, each as reported or calculated, as described below.

The USDBRL Exchange Rate will equal the U.S. dollar/Brazilian real exchange rate in the global spot foreign exchange market, expressed as the amount of Brazilian reals per one U.S. dollar, as reported by Reuters on Page “BRFR” (offer side, PTAX column), or any substitute page, on any relevant date. Four decimal figures shall be used for the determination of such USDBRL Exchange Rate.

The USDRUB Exchange Rate will equal the U.S. dollar/Russian ruble exchange rate in the global spot foreign exchange market, expressed as the amount of Russian rubles per one U.S. dollar, as reported by Reuters on Page “EMTA”, or any substitute page, on any relevant date. Four decimal figures shall be used for the determination of such USDRUB Exchange Rate.

The USDINR Exchange Rate will equal the U.S. dollar/Indian rupee exchange rate in the global spot foreign exchange market, expressed as the amount of Indian rupees per one U.S. dollar, as reported by Reuters on Page “RBIB”, or any substitute page, on any relevant date. Three decimal figures shall be used for the determination of such USDINR Exchange Rate.

The USDZAR Exchange Rate will equal the U.S. dollar/South African rand exchange rate in the global spot foreign exchange market, expressed as the amount of South African rands per one U.S. dollar, as calculated by dividing the EURZAR Exchange Rate by the EURUSD Exchange Rate, each as reported by Reuters on Page “ECB37”, or any substitute page, on any relevant date. Four decimal figures shall be used for the determination of such EURZAR Exchange Rate, four decimal figures shall be used for the determination of such EURUSD Exchange Rate and six decimal figures shall be used for the determination of such USDZAR Exchange Rate.

Notes	| 9

Historical Data on the Basket Currency Exchange Rates

The following table sets forth, for each of the quarterly periods indicated, the high and low closing values of each Basket Currency Exchange Rate, as reported by Bloomberg. The historical data on the Basket Currency Exchange Rates are not indicative of the future performance of the Basket Currencies or what the value of the Notes in any secondary market may be. Any historical upward or downward trend in any of the Basket Currency Exchange Rates during any period set forth below is not an indication that the value of the Basket Currencies relative to the U.S. dollar is more or less likely to decrease or increase at any time over the term of the Notes.

	USDBRL Exchange Rate		USDRUB Exchange Rate		USDINR Exchange Rate		USDZAR Exchange Rate
	High	Low	High	Low	High	Low	High	Low
2004
Quarter
First	2.9878	2.8022	29.2570	28.4650	45.630	43.390	7.350917	6.244769
Second	3.2051	2.8743	29.0870	28.5130	46.200	43.560	7.093304	6.229764
Third	3.0747	2.8586	29.2680	29.0310	46.460	45.640	6.704740	5.894779
Fourth	2.8847	2.6544	29.2250	27.7470	45.920	43.580	6.626309	5.623560
2005
Quarter
First	2.7621	2.5621	28.1920	27.4670	44.020	43.360	6.362293	5.618790
Second	2.6598	2.3504	28.6836	27.7100	43.830	43.300	6.926424	5.972287
Third	2.4656	2.2222	28.8450	28.1913	44.120	43.390	6.925319	6.245813
Fourth	2.3735	2.1633	28.9871	28.4142	46.330	44.090	6.794463	6.300250
2006
Quarter
First	2.3460	2.1067	28.4833	27.6558	45.050	44.070	6.368216	5.967256
Second	2.3711	2.0586	27.7750	26.7025	46.430	44.610	7.509199	5.963389
Third	2.2188	2.1282	27.0723	26.6476	46.950	45.860	7.762796	6.747962
Fourth	2.1870	2.1331	26.9623	26.1884	45.840	44.230	7.944497	6.983038
2007
Quarter
First	2.1556	2.0504	26.5825	25.9738	44.610	43.140	7.501032	6.930693
Second	2.0478	1.9047	26.0575	25.6939	43.150	40.450	7.304292	6.915975
Third	2.1124	1.8389	25.8800	24.9515	41.570	39.700	7.473480	6.817741
Fourth	1.8501	1.7325	25.0515	24.3022	39.850	39.270	7.038793	6.483022
2008
Quarter
First	1.8301	1.6700	24.8025	23.4875	40.770	39.270	8.151997	6.735817
Second	1.7534	1.5919	23.8867	23.3258	43.150	39.890	8.172274	7.502968
Third	1.9559	1.5593	25.8063	23.0890	46.940	41.890	8.310464	7.204291
Fourth	2.5004	1.9213	30.3517	25.6242	50.520	46.880	11.609992	8.267026
2009
Quarter
First	2.4218	2.1889	36.4642	31.1075	52.060	48.370	10.644011	9.340009
Second	2.2899	1.9301	34.1483	30.5658	50.530	46.840	9.405858	7.701500
Third	2.0147	1.7781	33.0650	30.0142	49.400	47.540	8.288730	7.361530
Fourth (through November 23, 2009)	1.7844	1.7024	30.1700	28.0060	47.860	45.910	7.906851	7.265977

The USDBRL Exchange Rate appearing on Reuters page “BRFR” (offer side, PTAX column) on November 23, 2009 was 1.7245. The USDRUB Exchange Rate appearing on Reuters page “EMTA” on November 23, 2009 was 28.7956. The USDINR Exchange Rate appearing on Reuters page “RBIB” on November 23, 2009 was 46.490. The EURZAR Exchange Rate appearing on Reuters page “ECB37” on November 23, 2009 was 11.2170. The EURUSD Exchange Rate appearing on Reuters page “ECB37” on November 23, 2009 was 1.4968. The USDZAR calculated by dividing the EURZAR Exchange Rate appearing on Reuters page “ECB37” on November 23, 2009 by the EURUSD Exchange Rate appearing on Reuters page “ECB37” on November 23, 2009 was 7.493987.

10 |	Notes

The following graphs show the Basket Currency Exchange Rates for each of the Basket Currencies in the period from January 2, 2004 through November 23, 2009 using historical data obtained from Bloomberg. The historical data on each currency is not indicative of the future performance of the Basket Currencies or what the value of the Notes may be. Any historical upward or downward trend in the Basket Currency Exchange Rates during any period set forth below is not an indication that the Basket Currency Exchange Rates are more or less likely to decrease or increase at any time during the term of the Notes.

Notes	| 11

12 |	Notes

Hypothetical Returns at Maturity

The examples below show the hypothetical maturity payments to be made on an investment of $1,000 principal amount of Notes based on various Ending Exchange Rates of the Basket Currencies. The following examples of hypothetical maturity payment calculations are based on the following assumptions:

■	Pricing Date: November 23, 2009

■	Issue Date: November 27, 2009

■	Principal amount: $1,000 per Note

■	Starting Exchange Rate of the USDBRL Exchange Rate: 1.7500

■	Starting Exchange Rate of the USDRUB Exchange Rate: 29.0000

■	Starting Exchange Rate of the USDINR Exchange Rate: 46.500

■	Starting Exchange Rate of the USDZAR Exchange Rate: 7.500000

■	If the Basket Return Percentage is less than or equal to –5%, the Basket Return Amount per Note will be negative and will equal -$50

■

If the Basket Return Percentage is both greater than –5% and less than or equal to zero, the Basket Return Amount per Note will be negative or zero and will equal the product of (i) $1,000 and (ii) the Basket Return Percentage

■	If the Basket Return Percentage is greater than zero, the Basket Return Amount per Note will equal the product of (i) $1,000, (ii) the Basket Return Percentage and (iii) 140%

■	Weight Percentage: 25% for each of the Brazilian real, Russian ruble, Indian rupee and South African rand

■	Maturity Date: November 28, 2011

■	The Notes are purchased on the Issue Date and are held through the Maturity Date

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual maturity payment will depend on the actual Basket Return Amount, which, in turn, will depend on the actual Starting Exchange Rate and Ending Exchange Rate of each Basket Currency and the participation rate used for the determination of the Basket Return Amount.

As demonstrated by the examples below, if the Basket Return Percentage is less than or equal to –5%, you will receive an amount at maturity equal to $950 per Note. If the Basket Return Percentage is greater than –5%, you will receive an amount at maturity that is greater than $950 per Note.

Hypothetical Ending Exchange Rate				Hypothetical Weighted Percentage Change(1)				Hypothetical Basket Return Percentage(2)	Hypothetical Basket Return Amount per Note(3)	Hypothetical Maturity Payment(4)	Hypothetical Note Return % per Annum(5)
USD BRL	USD RUB	USD INR	USD ZAR	USD BRL	USD RUB	USD INR	USD ZAR
2.1000	37.7000	51.150	7.875000	-4.1667%	-5.7692%	-2.2727%	-1.1905%	-13.3991%	-$50.00	$950.00	-2.50%
1.9740	35.4380	48.081	7.402500	-2.8369%	-4.5417%	-0.8221%	0.3293%	-7.8714%	-$50.00	$950.00	-2.50%
1.8556	33.3117	45.196	6.958350	-1.4227%	-3.2359%	0.7213%	1.9460%	-1.9912%	-$19.91	$980.09	-1.00%
1.7442	31.3130	42.484	6.540849	0.0831%	-1.8467%	2.3632%	3.6660%	4.2657%	$59.72	$1,059.72	2.99%
1.6396	29.4342	39.935	6.148398	1.6833%	-0.3688%	4.1098%	5.4957%	10.9201%	$152.88	$1,152.88	7.64%
1.5412	27.6682	37.539	5.779494	3.3870%	1.2034%	5.9678%	7.4423%	18.0004%	$252.01	$1,252.01	12.60%
1.4487	26.0081	35.287	5.432725	5.1995%	2.8759%	7.9441%	9.5131%	25.5326%	$357.46	$1,357.46	17.87%
1.3618	24.4476	33.170	5.106761	7.1266%	4.6553%	10.0467%	11.7160%	33.5446%	$469.62	$1,469.62	23.48%
1.2801	22.9807	31.179	4.800355	9.1770%	6.5482%	12.2847%	14.0596%	42.0696%	$588.97	$1,588.97	29.45%
1.2033	21.6019	29.309	4.512334	11.3583%	8.5619%	14.6636%	16.5528%	51.1366%	$715.91	$1,715.91	35.80%

(1)	Hypothetical Weighted Percentage Change for each of the Brazilian real, Russian ruble, Indian rupee and South African rand = [(Hypothetical Starting Exchange Rate – Hypothetical Ending Exchange Rate)/Hypothetical Ending Exchange Rate] x 25%
(2)	Hypothetical Basket Return Percentage = Sum of Hypothetical Weighted Percentage Change for USDBRL, USDRUB, USDINR and USDZAR
(3)	Hypothetical Basket Return Amount =
a.	-$50, if the Hypothetical Basket Return Percentage is less than –5%,
b.	the product of (i) $1,000 and (ii) the Hypothetical Basket Return Percentage, if the Hypothetical Basket Return Percentage is greater than –5% and less than or equal to zero or
c.	the product of (i) $1,000, (ii) the Hypothetical Basket Return Percentage and (iii) 140%, if the Hypothetical Return Percentage is greater than zero
(4)	Hypothetical Maturity Payment = $1,000 + Hypothetical Basket Return Amount
(5)	Hypothetical Note Return % per Annum is calculated on a simple interest rate basis and includes the Hypothetical Basket Return Amount

Notes	| 13

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for initial U.S. investors who hold the Notes as capital assets. Investors should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax and consult their tax advisors in determining the tax consequences of an investment in the Notes, including the application of state, local and other tax laws and the possible effects of changes in federal or other tax laws.

■

U.S. investors will be required to accrue interest income on the Notes at a predetermined rate, which is deemed to accrue on a daily basis (the “Tax OID”) although they will receive no cash distributions on the Notes until maturity.

■

At maturity or upon a taxable disposition of the Notes, a U.S. holder will realize gain equal to the difference between cash received upon maturity or such taxable disposition and the U.S. holder’s adjusted issue price in the Notes. The adjusted issue price of a Note generally is its purchase price increased by any Tax OID previously accrued.

■	Any gain realized upon a sale or disposition of the Notes generally will be treated as ordinary income.

■	Any loss realized by a U.S. holder upon a sale or disposition generally will be treated as an ordinary loss to the extent of the Tax OID inclusions with respect to the Notes.

■	Any loss realized in excess of the Tax OID inclusion amount generally will be treated as capital loss.

In the case of a holder of the Notes that is not a U.S. person, all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes will not be subject to U.S. income or withholding tax, provided that such payments and gain are not effectively connected with a U.S. trade or business of such holder. Further, if such holder does not comply with applicable certification requirements (generally, an IRS form W-8BEN), such holder may be subject to backup withholding.

Notes beneficially owned by a non-U.S. holder who at the time of death is neither a resident nor a citizen of the United States should not be subject to U.S. federal estate taxes.

You should refer to the pricing supplement related to this offering for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

14 |	Notes

Additional Considerations

If no closing value of a Basket Currency Exchange Rate is available on the Valuation Date or on any other relevant Business Day, the Calculation Agent may determine the value of such Basket Currency Exchange Rate in accordance with the procedures set forth in the pricing supplement related to this offering.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by FINRA.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

Notes	| 15

Notes

CitiFirst is the family name for Citi’s offering of financial investments including notes, deposits and certificates. Tailored to meet the needs of a broad range of investors, these investments fall into three categories, each with a defined level of principal protection.

Five symbols represent the assets underlying CitiFirst Investment products. When depicting a specific product, the relevant underlying asset will be shown as a symbol on the cube.

© 2009 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.